Exhibit 99.1

Contacts:	Robert Saltmarsh	Kelly Goodwin Gann
	Chief Financial Officer	Marketing Communications
	Nanogen, Inc.	Nanogen, Inc.
	858-410-4600	858-410-4688
kgoodwin@nanogen.com

NANOGEN, INC. RECEIVES NOTICE REGARDING

MINIMUM BID PRICE RULE

SAN DIEGO (November 30, 2007) – Nanogen, Inc. (Nasdaq:NGEN), developer of advanced diagnostic products, announced that on November 27, 2007 it received a letter from the Nasdaq Stock Market advising that for 30 consecutive business days preceding the date of the letter, the bid price of the company’s common stock had closed below the $1.00 per share minimum bid price required for continued inclusion on the Nasdaq Global Market pursuant to Nasdaq Marketplace Rule 4450(a)(5). This notification has no effect on the listing of the company’s common stock at this time.

Nasdaq stated in its letter that in accordance with Nasdaq Marketplace Rule 4450(e)(2), Nanogen will be provided 180 calendar days, or until May 27, 2008, to regain compliance with the minimum bid price rule. Compliance will be achieved if the bid price per share of the company’s common stock closes at $1.00 per share or greater for a minimum of 10 consecutive days prior to May 27, 2008.

If Nanogen does not regain compliance with the minimum bid price rule by May 27, 2008, the Nasdaq staff will provide the company with written notification that its common stock will be delisted from the Nasdaq Stock Market. At that time, Nanogen may appeal Nasdaq’s determination to delist its common stock. Alternatively, Nasdaq Marketplace Rule 4450(i) may permit Nanogen to transfer its common stock to the Nasdaq Capital Market if the company’s common stock satisfies all criteria, other than compliance with the minimum bid price rule, for initial inclusion on such market. In the event of such a transfer, the Nasdaq Marketplace Rules provide that the company will be afforded an additional 180 calendar days to comply with the minimum bid price rule while listed on the Nasdaq Capital Market.

About Nanogen, Inc.

Nanogen’s advanced technologies provide researchers, clinicians and physicians worldwide with improved methods and tools to predict, diagnose, and ultimately help treat disease. The company’s products include real-time PCR reagents and kits based on the Company’s proprietary probe technology branded as MGB Alert® and Q-PCR Alert, and a line of rapid point-of-care diagnostic tests used in urgent care settings to aid in the diagnosis of heart failure conditions. Nanogen’s ten years of pioneering research involving nanotechnology holds the promise of miniaturization and continues to be supported for its potential for diagnostic and biodefense applications. For additional information please visit Nanogen’s website at www.nanogen.com.

Nanogen Forward-Looking Statement

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including those relating to the need for additional financing, delisting from the NASDAQ Global Market, whether patents owned or licensed by Nanogen will be developed into products, whether the patents owned by Nanogen offer any protection against competitors with competing technologies, whether products under development can be successfully developed and commercialized, whether results reported by our customers or partners can be identically replicated, and other risks and uncertainties discussed under the caption “Risk Factors” and elsewhere in Nanogen’s Form 10-K or Form 10-Q most recently filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Nanogen disclaims any intent or obligation to update these forward-looking statements.

# # # #